Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS

July 1, 2014	OTC: SENR

Strategic Environmental & Energy Resources, Inc. Announces $799,000 Contract for an Installation of its OdorFilter™ System at a large Asphalt Handling Facility

GOLDEN, Colo. – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a provider of next-generation clean technologies, renewable fuel and waste management innovations, today announced its MV Technologies (“MV”) subsidiary was just awarded a $799,000 contract for an installation of its OdorFilter™ System to control process gases at a large asphalt handling facility in the western U.S. “This contract represents another instance of a large, legacy customer coming back to MV for support and an expanded solution,” said J. John Combs, the chairman and CEO of SEER.

MV’s OdorFilter™ technology is an innovative combination of both chemical and biological reactions as well as other integrated and proprietary engineered elements to provide a highly effective solution to the complex issues being addressed by the asphalt and other industries.

“Handling gas streams with ever changing mixes of harmful and malodorous gases such as H2S is a real challenge for many industries. MV has been providing practical and cost-effective solutions helping clients meet these challenges for more than a decade and we are pleased to have the performance of our technologies reaffirmed by this legacy client,” Combs said.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas (“Reach”).

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding the cost effectiveness, impact and ability of the Company’s products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

J. John Combs III

Chief Executive Officer

720-460-3522

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

jay@pfeifferhigh.com

303-393-7044